Exhibit 4

VALUE ADD GROWTH REIT IV, LLC

INVESTMENT AGREEMENT

This is an Investment Agreement, entered into on the date of the last signature below, by and between Value Add Growth REIT IV, LLC, a Delaware limited liability company (the “Company”) and the purchaser identified on the Purchaser Information Sheet attached (“Purchaser”).

Background

I. The Company is offering for sale Class A Investor Shares pursuant to an Offering Circular dated _____, 2022, as supplemented (the “Disclosure Document”).

II. The Company and its members are parties to an agreement captioned “Limited Liability Company Agreement”, dated [____], 2022, which they intend to be the sole “limited liability company agreement” of the Company within the meaning of 6 Del. C. §18-101(7) (the “LLC Agreement”).

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms that are not otherwise defined in this Investment Agreement have the meanings given to them in the Disclosure Document. The Company is sometimes referred to using words like “we” and “our,” and Purchaser is sometimes referred to using words like “you” and “your.”

2. Purchase of Shares. Subject to the terms and conditions of this Investment Agreement, the Company hereby agrees to sell to you, and you hereby agree to purchase from the Company, that number of Class A Investor Shares set forth on the Purchaser Information Sheet, for the price set forth on the Purchaser Information Sheet. We refer to your Class A Investor Shares as the “Shares.”

2.1 Purchase of Shares by Automatic Investments. If you complete the section of the Purchaser Information Sheet titled “Auto Invest”, you agree to also purchase on a monthly basis that number of Shares for the price set forth on the Purchaser Information Sheet. You may change your election, whether to increase, decrease or to cease automatically investing, at any time, upon giving notice to the Company 3 days in advance.

2.2 Purchase by Reinvestment of Distributions. If you complete the section of the Purchaser Information Sheet titled “Reinvestment of Distributions,” you authorize the Company to apply the cash dividends and other distributions declared and paid with respect to your Shares to the purchase of additional Shares of the Company at the price set forth on the Purchaser Information Sheet. You may change your election upon giving the Company notice 3 days in advance.

3. No Right to Cancel. You do not have the right to cancel your subscription or change your mind with respect to your initial investment. Once you sign this Investment Agreement, you are obligated to purchase the Initial Number of Shares as set forth on the Purchaser Information Sheet, no matter what. Once a purchase of shares by automatic investment pursuant to Section 2.1 or by reinvestment of distributions pursuant to Section 2.2 is completed, you do not have the right to cancel or reverse that investment.

4. Our Right to Reject Investment. In contrast, we have the right to reject your subscription for any reason or for no reason, in our sole discretion. If we reject your subscription, any money you have given us will be returned to you.

5. Your Promises. You promise that:

5.1. Accuracy of Information. All of the information you have given to us, whether in this Investment Agreement or otherwise, is accurate and we may rely on it. If any of the information you have given to us changes before we accept your subscription, you will notify us immediately. If any of the information you have given to us is inaccurate and we are damaged (harmed) as a result, you will indemnify us, meaning you will pay any damages.

5.2. Risks. You understand all the risks of investing, including the risk that you could lose all your money. Without limiting that statement, you have reviewed and understand all the risks listed in the Disclosure Document.

5.3. No Representations. Nobody has made any promises or representations to you, except the information in the Disclosure Document. Nobody has guaranteed any financial outcome of your investment.

5.4. Opportunity to Ask Questions. You have had the opportunity to ask questions about the Company and the investment. All your questions have been answered to your satisfaction.

5.5. Your Legal Power to Sign and Invest. You have the legal power to sign this Investment Agreement and purchase the Shares.

5.6. No Government Approval. You understand that no state or federal authority has reviewed this Investment Agreement or the Shares or made any finding relating to the value or fairness of the investment.

5.7. No Transfer. You understand that under the terms of the LLC Agreement, the Shares may not be transferred without our consent. Also, there is currently no market for the Shares, meaning it might be hard to find a buyer. As a result, you should be prepared to hold the Shares indefinitely.

5.8. No Advice. We have not provided you with any investment, financial, or tax advice. Instead, we have advised you to consult with your own legal and financial advisors and tax experts.

5.9. Tax Treatment. We have not promised you any particular tax outcome from buying or holding the Shares.

5.10. Acting On Your Own Behalf. You are acting on your own behalf in purchasing the Shares, not on behalf of anyone else.

5.11. Investment Representations. You understand that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). You also understand that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon your representations contained in this Investment Agreement.

5.12. Anti-Money Laundering Laws. Your investment will not, by itself, cause the Company to be in violation of any “anti-money laundering” laws, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, and the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

5.13. Additional Information. At our request, you will provide further documentation verifying the source of the money used to purchase the Shares.

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5.14. Disclosure. You understand that we may release confidential information about you to government authorities if we determine, in our sole discretion after consultation with our lawyer, that releasing such information is in the best interest of the Company or if we are required to do so by such government authorities.

5.15. Additional Documents. You will execute any additional documents we request if we reasonably believe those documents are necessary or appropriate and explain why.

5.16. No Violations. Your purchase of the Shares will not violate any law or conflict with any contract to which you are a party.

5.17. Enforceability. This Investment Agreement is enforceable against you in accordance with its terms.

5.18. No Inconsistent Statements. No person has made any oral or written statements or representations to you that are inconsistent with the information in this Investment Agreement and the Disclosure Document.

5.19. Financial Forecasts. You understand that any financial forecasts or projections are based on estimates and assumptions we believe to be reasonable but are highly speculative. Given the industry, our actual results may vary from any forecasts or projections.

5.20. Accredited Investor Status or Investment Limits. You represent that either:

(i)	You are an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act; or

(ii)	The Total Investment amount set out in the Purchaser Information Sheet, together with any other amounts previously used to purchase Shares in this offering, does not exceed 10% of the greater of your annual income or net worth (the “ ‘qualified’ purchaser limits,” , as set forth in Regulation A of the Securities Act).

You represent that to the extent you have any questions with respect to your status as an accredited investor, or the application of the investment limits, you have sought professional advice.

5.20.1 Automatic Investments. You acknowledge and assert that, should you enter into an automatic investment plan with the Company whereby reoccurring payments are automatically withdrawn from your account at regularly scheduled intervals of time towards an investment in additional purchases of Shares, you will monitor and will immediately notify the Company in advance if a regularly scheduled payment would cause you to exceed applicable “qualified purchaser” limits.  The Company may send electronic notifications in advance of each regularly scheduled payment; however, you hereby agree that you will not rely on such electronic notifications as a reminder of your obligation to monitor and notify the Company in advance should a regularly scheduled payment cause you to exceed your applicable “qualified purchaser” limit.

5.20.2 Distribution Reinvestments. You acknowledge and assert that, should you authorize the Company to apply the cash dividends and other distributions declared and paid with respect to your Shares to the purchase of additional Shares of the Company, you will monitor and will immediately notify the Company in advance if continuing to reinvest cash dividends and other distributions would cause you to exceed your applicable “qualified purchaser” limit. Further, you will terminate your continued reinvestment if it would cause you to exceed your applicable “qualified purchaser” limit.  The Company may send electronic notifications of the number of Shares owned by you as of a certain date; however, you hereby agree that you will not rely on such electronic notifications as a reminder of your obligation to monitor and notify the Company in advance should your continued participation cause you to exceed your applicable “qualified purchaser” limit.

5.21. Notification. If you discover at any time that any of the promises in this section 5 are untrue, you will notify us right away.

5.22. Additional Promises by Individuals. If you are a natural person (not an entity), you also promise that:

5.22.1. Knowledge. You have enough knowledge, skill, and experience in business, financial, and investment matters to evaluate the merits and risks of the investment.

5.22.2. U.S. Citizen or Resident. If you are neither a citizen nor a resident of the United States (i) you acknowledge that distributions to you might be subject to withholding under U.S. tax laws, and (ii) the offering of Class A Investor Shares is legal in the jurisdiction where you live and does not require the consent or approval of any governmental entity in that jurisdiction.

5.22.3. Financial Wherewithal. You can afford this investment, even if you lose your money. You don’t rely on this money for your current needs, like rent or utilities.

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5.22.4. Anti-Terrorism and Money Laundering Laws. None of the money used to purchase the Shares was derived from or related to any activity that is illegal under United States law, and you are not on any list of “Specially Designated Nationals” or known or suspected terrorists that has been generated by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”), nor are you a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC.

5.23. Entity Investors. If Purchaser is a legal entity, like a corporation, partnership, or limited liability company, Purchaser also promises that:

5.23.1. Good Standing. Purchaser is validly existing and in good standing under the laws of the jurisdiction where it was organized and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted.

5.23.2. Other Jurisdictions. Purchaser is qualified to do business in every other jurisdiction where the failure to qualify would have a material adverse effect on Purchaser.

5.23.3. Authorization. The execution and delivery by Purchaser of this Investment Agreement, Purchaser’s performance of its obligations hereunder, the consummation by Purchaser of the transactions contemplated hereby, and the purchase of the Shares, have been duly authorized by all necessary corporate, partnership or company action.

5.23.4. Investment Company. Purchaser is not an “investment company” within the meaning of the Investment Company Act of 1940.

5.23.5. Anti-Terrorism and Money Laundering Laws. To the best of Purchaser’s knowledge based upon appropriate diligence and investigation, none of the money used to purchase the Shares was derived from or related to any activity that is illegal under United States law. Purchaser has received representations from each of its owners such that it has formed a reasonable belief that it knows the true identity of each of the ultimate investors in Purchaser. To the best of Purchaser’s knowledge, none of its ultimate investors is on any list of “Specially Designated Nationals” or known or suspected terrorists that has been generated by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”), nor is any such ultimate investor a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC.

6. Re-Purchase of Shares. If we decide that you provided us with inaccurate information or have otherwise violated your obligations, or if required by any applicable law or regulation related to terrorism, money laundering, and similar activities, we may (but shall not be required to) repurchase your Shares for an amount equal to the amount you paid for it.

7. Governing Law. This Investment Agreement shall be governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws. You hereby (i) consent to the personal jurisdiction of the California courts or the Federal courts located in or most geographically convenient to San Diego, California, (ii) agree that all disputes arising from this Investment Agreement shall be prosecuted in such courts, (iii) agree that any such court shall have in personam jurisdiction over you, (iv) consent to service of process by notice sent in accordance with section 10 and/or by any means authorized by California law, and (v) if you are not otherwise subject to service of process in California, agree to appoint and maintain an agent in California to accept service, and to notify the Company of the name and address of such agent.

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8. Execution of LLC Agreement. If we accept your subscription, then your execution of this Investment Agreement will also serve as your execution of the LLC Agreement, just as if you had signed a paper copy of the LLC Agreement in blue ink.

9. Consent to Electronic Delivery. You agree that we may deliver all notices, tax reports and other documents and information to you by email or another electronic delivery method we choose. You agree to tell us right away if you change your email address or home mailing address so we can send information to the new address.

10. Notices. All notices between us will be electronic. You will contact us by email at customerrelations@diversyfund.com. We will contact you by email at the email address on the Purchaser Information Sheet. Either of us may change our email address by notifying the other (by email). Any notice will be considered to have been received on the day it was sent by email, unless the recipient can demonstrate that a problem occurred with delivery. You should designate our email address as a “safe sender” so our emails do not get trapped in your spam filter.

11. Limitations on Damages. WE WILL NOT BE LIABLE TO YOU FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, EVEN IF YOU TELL US YOU MIGHT INCUR THOSE DAMAGES. This means that at most, you can sue us for the amount of your investment. You can’t sue us for anything else. However, the foregoing limitation of damages does not apply to claims arising under the Federal securities laws.

12. Waiver of Jury Rights. IN ANY DISPUTE WITH US, YOU AGREE TO WAIVE YOUR RIGHT TO A TRIAL BY JURY. This means that any dispute will be heard by a judge, not a jury. However, the foregoing waiver of trial by jury does not apply to claims arising under the Federal securities laws.

13. Miscellaneous Provisions.

13.1. No Transfer. You may not transfer your rights or obligations.

13.2. Headings. The headings used in this Investment Agreement (e.g., the word “Headings” in this paragraph), are used only for convenience and have no legal significance.

13.3. No Other Agreements. This Investment Agreement, the LLC Agreement, and the Shares are the only agreements between us.

13.4. Relationship with LLC Agreement. This Investment Agreement governs Purchaser’s purchase of the Shares, while the LLC Agreement governs Purchaser’s ownership of the Shares and the operation of the Company. In the event of a conflict between the two agreements, the LLC Agreement shall control.

13.5. Electronic Signature. You will sign this Investment Agreement electronically, rather than physically.

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PURCHASER INFORMATION SHEET

Name of Purchaser

Initial Number of Class A Investor Shares

Price Per Investor Share

Total Initial Investment

Auto Invest: Number of Class A Investors Shares per Month

Reinvestment of Distributions	Purchaser elects to have cash distributions invested in additional Class A Investor Shares (Y/N)

Social Security Number
(If You Are An Individual)

Or

Employer Identification Number
(If You Are An Entity)

Jurisdiction of Formation
(If You Are An Entity)

Mailing Address
Street 1

Street 2

City

State and Zip Code

Country

Email Address

[Signatures on the Applicable Investor Signature Page that Follows]

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INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned has executed this Investment Agreement effective on the date first written above.

Name

Investor Signature

Second Signature (For Joint Accounts)

Title (For Entities, IRA’s and Trusts Only)

ACCEPTED

Value Add Growth REIT IV, LLC

By:	DF Manager, LLC
As Manager

By:	DiversyFund, Inc.
As Manager

By
Alan Lewis, Chief Investment Officer

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